Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Potash Corporation of Saskatchewan Inc., and the effectiveness of Potash Corporation of Saskatchewan Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Potash Corporation of Saskatchewan Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Professional Accountants

Saskatoon, Canada

June 29, 2016